Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
September 11, 2009
Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102
Ladies and Gentlemen:
          We have acted as counsel to Encore Acquisition Company, a Delaware corporation (the “Company”), in connection with its offering of 2,750,000 shares (the “Shares”) of common stock, par value $.01 (“Common Stock”), pursuant to that certain Underwriting Agreement dated September 8, 2009 (the “Underwriting Agreement”) between the Company and Barclays Capital Inc., as the sole underwriter.
          We refer to the registration statement on Form S-3 (Reg. No. 333-158680), with respect to the offering of Common Stock and other securities by the Company, as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). A final prospectus supplement dated September 8, 2009 (the “Prospectus Supplement”) relating to the offering of the Shares, together with the accompanying prospectus dated April 22, 2009 (the “Prospectus”), has been filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act.
          As the basis for the opinion hereinafter expressed, we examined the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as in effect on the date of this letter, the Underwriting Agreement, the General Corporation Law of the State of Delaware (the “DGCL”), corporate records and documents of the Company as furnished to us by the Company, certificates of the Company and governmental and public officials, statutes and such other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that the signatures on all the documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as certified or photostatic copies are true and correct copies of such documents and that all information submitted to us is accurate and complete.
          Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.

          This opinion is limited in all respects to the federal laws of the United States of America and the DGCL, each as in effect on the date hereof.
          At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.
STW/JMG/BGG